Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information:
Ronald L. Thigpen	John Marsh
Executive Vice President and COO	President
Southeastern Bank Financial Corp.	Marsh Communications LLC
706-481-1014	770-458-7553
Southeastern Bank Financial Corp. Reports
Positive Third Quarter 2010 Earnings
AUGUSTA, Ga., Oct. 29, 2010 — Southeastern Bank Financial Corp. (OTCBB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust of Aiken, S.C. (SB&T), today reported quarterly net income of $1.8 million, or $0.27 in diluted earnings per share, for the three months ended Sept. 30, 2010, compared to net income of $740,000, or $0.11 in diluted earnings per share, in the third quarter of 2009.
“Our third consecutive quarter of income and earnings growth demonstrates that we are returning to solid profitability, despite continuing uncertainty in our markets and in the broader economy,” said R. Daniel Blanton, president and chief executive officer. “We are encouraged by the continued improvement in our asset quality and our ability to generate increases in net interest income despite the industry-wide lack of loan demand, which contributes to additional pressure on our net interest margin. That said, we still face many challenges related to the stagnant economy, which is why we have continued to build our loan loss reserve.”
At Sept. 30, 2010, total assets for the company were $1.6 billion, an increase of $155.6 million, or 10.4 percent, from Dec. 31, 2009.
Loans outstanding at the end of the third quarter of 2010 were $920.4 million, compared to $956.6 million at Dec. 31, 2009. Total deposits at Sept. 30, 2010, were $1.4 billion, a 12.1 percent increase from $1.3 billion at Dec. 31, 2009. The company held $118.0 million in cash and cash equivalents at the end of the third quarter.

Net interest income for the third quarter of 2010 was $11.8 million, an increase of $972,926, or 9.0 percent, from the same period a year ago. Noninterest income for the third quarter increased 36.0 percent to $6.5 million, from $4.8 million in the third quarter of 2009, due primarily to a 47.9 percent increase in mortgage income from the third quarter of 2009, and a 52.3 percent improvement in retail investment income over that same period.
Noninterest expense in the third quarter of 2010 increased 7.0 percent to $11.0 million from a year ago, largely as a result of higher commission-related costs from mortgage origination and retail investments as well as an increase in the loss on the sale of Other Real Estate assets.
Nonperforming assets at Sept. 30, 2010, were 1.98 percent of total assets, a sizable improvement from 2.53 percent at June 30, 2010, and 3.83 percent at Sept. 30, 2009. Net charge-offs for the third quarter of 2010 totaled 1.36 percent of average loans, compared to 1.37 percent in the second quarter of 2010, and 0.41 percent in the third quarter of 2009. The company held $7.1 million in foreclosed property or other real estate owned (OREO) at Sept. 30, 2010, compared to $7.2 million at June 30, 2010, and $15.6 million at Sept. 30, 2009.
The provision for loan losses totaled $4.8 million for the third quarter of 2010, compared to $4.9 million in the same period a year ago. The allowance for loan losses at Sept. 30, 2010, was $25.5 million, or 2.87 percent of loans outstanding, compared to $22.3 million, or 2.38 percent, at Dec. 31, 2009.
“Our asset quality has steadily improved in 2010, reflecting the success of our decision to aggressively reduce problem assets in 2009 and convert nonearning assets to earning assets,” said Blanton. “We will continue to monitor our loan portfolio closely as we move forward.”

Return on average assets (ROA) was 0.45 percent for the third quarter of 2010, and return on average shareholders’ equity (ROE) was 7.05 percent. The company’s net interest margin was 3.12 percent, compared to 3.19 percent at June 30, 2010, and 3.17 percent a year ago.
For the nine months ended Sept. 30, 2010, the company reported net income of $4.7 million, or $0.71 in diluted earnings per share, compared to net income of $1.4 million, or $0.23 in diluted earnings per share, in the same period a year ago.
Net interest income for the first nine months of 2010 was $33.7 million, up 6.5 percent from $31.6 million in the comparable period in 2009. Noninterest income was $15.7 million for the first nine months of 2010, compared to $15.3 million for the same period in 2009, an increase of 3.1 percent. Noninterest expense for the first three quarters of 2010 totaled $31.0 million, compared to $30.9 million for the comparable period in 2009.
“Looking ahead, our plan is maintain control of our expenses, manage our problem assets, and continue to find ways to generate revenue in a tough economy,” said Blanton.
About Southeastern Bank Financial Corp.
Southeastern Bank Financial Corp. is the $1.6 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust (SB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices and an office in Athens, Ga. SB&T is a state charted bank serving the Aiken County, S.C., market, with three full-service offices. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol SBFC. For more information, please visit the company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement — Forward-Looking Statements
Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.
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SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,
	2010	December 31,
	(Unaudited)	2009
Assets

Cash and due from banks	$80,321,874	$123,660,855
Federal funds sold	—	7,300,000
Interest-bearing deposits in other banks	37,585,543	17,032,784

Cash and cash equivalents	117,907,417	147,993,639

Investment securities
Available-for-sale	541,549,460	306,216,156
Held-to-maturity, at cost (fair values of $311,848 and $491,860, respectively)	310,000	490,000

Loans held for sale	31,803,881	19,156,943

Loans	888,596,510	937,489,634
Less allowance for loan losses	25,540,308	22,338,255

Loans, net	863,056,202	915,151,379

Premises and equipment, net	29,970,723	31,702,655
Accrued interest receivable	6,226,124	6,090,791
Bank-owned life insurance	23,956,866	23,247,879
Restricted equity securities	5,911,800	6,337,700
Other real estate owned	7,106,477	7,973,830
Prepaid FDIC assessment	5,376,581	6,886,319
Deferred tax asset	9,685,032	11,159,725
Other assets	3,864,135	8,711,716

	$1,646,724,698	$1,491,118,732

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$120,700,178	$114,780,339
Interest-bearing:
NOW accounts	368,994,416	210,437,831
Savings	408,550,797	343,739,778
Money management accounts	36,782,943	44,780,787
Time deposits over $100,000	357,564,244	418,750,941
Other time deposits	142,760,928	148,044,382

	1,435,353,506	1,280,534,058

Securities sold under repurchase agreements	437,768	3,187,807
Advances from Federal Home Loan Bank	67,000,000	77,000,000
Other borrowed funds	700,000	600,000
Accrued interest payable and other liabilities	16,033,829	13,106,706
Subordinated debentures	22,946,646	22,946,646

Total liabilities	1,542,471,749	1,397,375,217

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2010 and 2009, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,674,465 and 6,672,826 shares issued and outstanding in 2010 and 2009, respectively	20,023,395	20,018,478
Additional paid-in capital	62,552,739	62,359,597
Retained earnings	17,402,521	12,692,134
Treasury stock, at cost; 0 shares in 2010 and 2009, respectively	—	—
Accumulated other comprehensive income (loss), net	4,274,294	(1,326,694)

Total stockholders’ equity	104,252,949	93,743,515

	$1,646,724,698	$1,491,118,732

SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest income:
Loans, including fees	$13,611,252	$14,217,691	$40,470,959	$42,227,664
Investment securities	4,168,836	3,294,625	11,543,369	10,964,112
Federal funds sold	2,319	3,498	9,201	25,353
Interest-bearing deposits in other banks	111,635	86,140	293,802	126,841

Total interest income	17,894,042	17,601,954	52,317,331	53,343,970

Interest expense:
Deposits	5,186,817	5,658,474	15,872,983	18,468,660
Federal funds purchased and securities sold under repurchase agreements	1,642	114,023	17,499	320,259
Other borrowings	912,178	1,008,978	2,757,300	2,927,443

Total interest expense	6,100,637	6,781,475	18,647,782	21,716,362

Net interest income	11,793,405	10,820,479	33,669,549	31,627,608

Provision for loan losses	4,759,111	4,878,571	11,841,246	14,741,487

Net interest income after provision for loan losses	7,034,294	5,941,908	21,828,303	16,886,121

Noninterest income:
Service charges and fees on deposits	1,801,943	1,846,238	5,145,149	5,224,080
Gain on sales of loans	2,877,241	1,945,562	6,452,542	6,642,993
Gain (loss) on sale of fixed assets	(656)	(80)	26,368	(16,229)
Investment securities gains (losses), net	775,171	380,512	937,115	1,692,842
Other-than-temporary loss
Total impairment loss	(96,258)	(618,465)	(96,258)	(1,809,432)
Loss recognized in other comprehensive income	258	262,540	258	834,648

Net impairment loss recognized in earnings	(96,000)	(355,925)	(96,000)	(974,784)

Retail investment income	497,232	326,434	1,248,321	853,572
Trust service fees	276,161	267,897	852,725	765,867
Increase in cash surrender value of bank-owned life insurance	256,867	255,628	708,987	649,263
Miscellaneous income	149,055	142,023	466,319	428,351

Total noninterest income	6,537,014	4,808,289	15,741,526	15,265,955

Noninterest expense:
Salaries and other personnel expense	6,115,266	5,469,234	17,524,143	16,927,335
Occupancy expenses	1,131,918	1,213,009	3,469,021	3,494,500
Other operating expenses	3,736,448	3,581,576	9,984,179	10,484,131

Total noninterest expense	10,983,632	10,263,819	30,977,343	30,905,966

Income before income taxes	2,587,676	486,378	6,592,486	1,246,110

Income tax expense (benefit)	752,584	(253,376)	1,882,099	(187,011)

Net income	$1,835,092	$739,754	$4,710,387	$1,433,121

Basic net income per share	$0.27	$0.11	$0.71	$0.23

Diluted net income per share	$0.27	$0.11	$0.71	$0.23

Weighted average common shares outstanding	6,674,465	6,672,118	6,673,912	6,338,632

Weighted average number of common and common equivalent shares outstanding	6,674,465	6,672,388	6,673,912	6,344,275

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